EXHIBIT 3.2
EDUCATION REALTY TRUST, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Education Realty Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to decrease the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.03 per share to $0.01 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 8:01 a.m., Eastern Standard Time, on December 1, 2014.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Senior Vice President, General Counsel and Secretary on this 25th day of November, 2014.

ATTEST:	EDUCATION REALTY TRUST, INC.
/s/ Elizabeth L. Keough Name: Elizabeth L. Keough Title: Senior Vice President, General Counsel and Secretary	/s/ Edwin B. Brewer, Jr. (SEAL) Name: Edwin B. Brewer, Jr. Title: Executive Vice President and Chief Financial Officer

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